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                         UNITED STATES BANKRUPTCY COURT
                              DISTRICT OF DELAWARE


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IN RE                                             :
                                                  :
DISCOVERY ZONE, INC., ET AL.,                     :       CHAPTER 11
                                                  :       CASE NO. 96-411 (HSB)
                                                  :
                                                  :
                      DEBTORS.                    :       (JOINTLY ADMINISTERED)
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                          JOINT PLAN OF REORGANIZATION
                      PURSUANT TO 11 U.S.C. Section 1129
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                                   ARTICLE I

                                  INTRODUCTION

                 Discovery Zone, Inc. and its affiliates listed in Schedule 1 hereto, debtors and debtors in possession in the above-captioned chapter 11 cases (collectively, the "Debtors"), and Birch Holdings LLC, a New York limited liability company (collectively with the Debtors, the "Plan Proponents"), propose this Joint Plan of Reorganization under chapter 11 of the United States Bankruptcy Code pursuant to section 1121(a), title 11 of the United States Code (this "Plan"). A Disclosure Statement, including the Exhibits thereto, will be separately filed which sets forth a discussion of the Debtors' history, business and a summary and analysis of this Plan.


                                   ARTICLE II

                      DEFINITIONS; RULES OF INTERPRETATION
                            AND COMPUTATION OF TIME

                 Section 2.1. Scope of Definitions. For purposes of this Plan, the following words or phrases shall have the meanings set forth below (such meanings to be equally applicable to both the singular and plural forms of the terms defined). Unless otherwise provided in this Plan, all terms used herein shall have the meanings assigned to such terms in the Bankruptcy Code (as hereinafter defined).

                 Section 2.2.  Definitions.

                 "Administrative Expense Claim" means a Claim against the Debtors or portion of a Claim against the Debtors for payment of an administrative expense of a kind specified in section 503(b) of the Bankruptcy Code, including, without limitation: (a) the actual and necessary costs and expenses incurred after the commencement of the Cases of preserving the Estates and operating the businesses of any Debtor, including wages, salaries or commissions for services; (b) compensation for legal, financial, advisory, accounting and other services and reimbursement of expenses allowed under section 330(a) or 331 of the Bankruptcy Code; and (c) all charges assessed against the Estates under chapter 123, title 28 of the United States Code.

                 "Administrative Expense Claim Bar Date" means the date set by the Bankruptcy Court as the last day for the holders of Administrative Expense Claims (other than professional fees and expenses) arising prior to the Confirmation Date to file a request for payment of an Administrative Expense Claim under section 503(a) of the Bankruptcy Code and after which date all such Administrative Expense Claims as to which a request for payment has not been made shall be forever barred.





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                 "Allowed Claim" or "Allowed Interest" or "Allowed" means a
Claim against or Interest in any of the Debtors, or any portion thereof, to the extent that:

                 (a)      proof of the Claim or Interest was:

                          (i)     timely filed; or

                          (ii) deemed filed under applicable law or by reason of an order of the Bankruptcy Court; and

                 (b)      (i)     no Debtor, or any other party in interest
                                  entitled to do so, has filed an objection within a time fixed by the Bankruptcy Court;
                                  or

                          (ii)    the Claim or Interest is allowed by a Final
Order; and

                 (c) with respect to an application for compensation or reimbursement of an Administrative Expense Claim, the amount of such Administrative Expense Claim which has been approved by the Bankruptcy Court.

                 "Ballot Date" means the date on which ballots accepting or rejecting this Plan must be submitted pursuant to [Order], entered by the Bankruptcy Court on [date].

                 "Bankruptcy Code" means title 11 of the United States Code, as now in effect or hereafter amended.

                 "Bankruptcy Court" means the United States Bankruptcy Court for the District of Delaware, in which these Cases are pending.

                 "Bankruptcy Rules" means, collectively, the Federal Rules of Bankruptcy Procedure and the local rules of the Bankruptcy Court, as now in effect or hereafter amended.

                 "Bar Date" means the applicable bar date by which a proof of Claim must be filed, as established by order of the Bankruptcy Court, including the Bar Date Order and the Confirmation Order.

                 "Bar Date Order" means the Order Pursuant to Bankruptcy Rule 3003(c)(3), Fixing November 29, 1996 As The Last Day For Filing Of Proofs Of Claim Against The Debtors And Approving Form And Manner Of Notice Thereof, entered by the Bankruptcy Court on August 16, 1996, as subsequently amended or supplemented.

                 "Birch" means Birch Holdings LLC, a New York limited liability company and its affiliates.





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                 "Business Day" means a day on which banks in New York City are not required or authorized to be closed.

                 "Cases" means the jointly administered chapter 11 cases of the Debtors.

                 "Cash" means lawful currency of the United States of America.

                 "Claim" means (a) a right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured; or (b) a right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

                 "Class" means a group of Claims or Interests consisting of Claims or Interests, as the case may be, which are substantially similar to each other within the meaning of the Bankruptcy Code, as classified pursuant to
Article III of this Plan.

                 "Class 7 and 8 Calculation Claims Amount" has the meaning set forth in Section 5.5.

                 "Class 7 and 8 Distribution Percentage" has the meaning set forth in Section 5.5.

                 "Class 8 Cash Distribution" has the meaning set forth in
Section 4.10.

                 "Class 8 Deferred Cash Distributions" has the meaning set forth in Section 4.10.

                 "Class 8 Lump Sum Cash Distribution" has the meaning set forth in Section 4.10.

  "Class 9 Distribution Percentage" has the meaning set forth in Section 5.5.

                 "Confirmation Date" means the date on which the Bankruptcy Court enters the Confirmation Order.

                 "Confirmation Fund" means a segregated bank account into which shall be deposited Cash which is required to be distributed to holders of Administrative Expense Claims and all holders of Allowed Claims which are entitled to receive Cash distributions on the Effective Date.





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                 "Confirmation Order" means the order of the Bankruptcy Court confirming this Plan pursuant to section 1129 of the Bankruptcy Code.

                 "Contingent or Unliquidated Claims" means the Claims that have been filed as contingent or unliquidated with the Court prior to the Bar Date or that are listed as contingent or unliquidated in the Debtors' Statements of Financial Affairs filed with the Bankruptcy Court, as such statements may have been or may be amended, supplemented or otherwise modified from time to time in a filing with the Bankruptcy Court in accordance with the applicable Bankruptcy Rules.

                 "Credit Agreement" means the certain Credit Agreement dated as of December 22, 1994, as amended, by and among Discovery Zone, Inc., the lenders named therein and NationsBank, N.A., as co-agent and Bank of Montreal as co-agent.

                 "Creditor" means the holder of an Allowed Claim.

                 "Creditors' Committee" means the committee of unsecured creditors of the Debtors officially appointed by the United States Trustee for Region 3 in the Cases.

                 "Debtor" and "Debtors" means Discovery Zone, Inc., the Subsidiary Debtors and the Partnership Debtors, each a Debtor and, collectively, the Debtors.

                 "Deficiency Claim" means a Claim equal to the amount, if any, by which the total Allowed Claim of any Creditor exceeds the sum of (i) any setoff rights of the Creditor against any Debtor provided for by applicable law and preserved by section 553 of the Bankruptcy Code plus (ii) the portion of such Claim that is a Secured Claim; provided, however, that, if the holder of such Claim makes the election provided for by section 1111(b)(2) of the Bankruptcy Code, there shall be no Deficiency Claim in respect of such Claim.

                 "Disclosure Statement" means the Disclosure Statement for the Debtors' Joint Plan of Reorganization dated as of November __ 1996, as such Disclosure Statement may be modified or amended from time to time, prepared pursuant to section 1125 of the Bankruptcy Code.

                 "Disputed Claim" or "Disputed Interest" means a Claim or Interest with respect to which a proof of claim or interest, as the case may be, has been timely filed or deemed timely filed under applicable law, and as to which an objection, timely filed, has not been withdrawn on or before the Effective Date or any date fixed for filing such objections by order of the Bankruptcy Court, and has not been denied by a Final Order. If an objection related to the allowance of only a part of a Claim or Interest has been timely filed or deemed timely filed, such Claim or Interest shall be a Disputed Claim or Disputed Interest, as the case may be, only to the extent of the objection. Prior to the time that an objection has been or may be





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timely filed, a Claim or Interest shall be considered a Disputed Claim or
Disputed Interest if the amount of the Claim or Interest specified in the proof of such Claim or Interest exceeds the amount of the Claim or Interest scheduled by any of the Debtors (other than Claims or Interests scheduled by any of the Debtors as disputed, contingent or unliquidated), or if such Claim or Interest was not scheduled by any of the Debtors. For purposes of voting on this Plan, prior to allowance or denial by Final Order, the holder of each Disputed Claim scheduled by any of the Debtors shall be permitted to vote based on such scheduled amount.

                 "Disputed Claims Reserve" has that meaning set forth in
Section 5.13.

                 "Effective Date" means a Business Day, as determined by the Plan Proponents, that is as soon as reasonably practicable but that is at least 11 days after the Confirmation Date and not more than 14 days after the first day on which (i) each of the conditions in Section 9.2 has either been satisfied or duly waived, (ii) no stay of the Confirmation Order is in effect,
(iii) the Merger Transactions shall have been consummated, and (iv) Reorganized Discovery Zone's amended and restated certificate of incorporation shall have been filed with the Secretary of State of Delaware. Distributions to be made under this Plan on the Effective Date shall be made on, or the first Business Day after, the Effective Date.

                 "Employee Retention Plan" means the employee retention plan which is described in Exhibit C to this Plan.

                 "Estates" means the estates created in the Cases by section 541 of the Bankruptcy Code.

                 "Existing Common Stock" means common stock issued by Discovery Zone, Inc. and each Subsidiary Debtor and outstanding on the Petition Date.

                 "Existing Common Stock Options" means any and all rights, warrants or options to purchase shares of Existing Common Stock outstanding on the Petition Date.

                 "Existing Partnership Interests" means all general and limited partnership interests in the Partnership Debtors outstanding on the Petition Date.

                 "Fee Auditor" means the fee auditor appointed in these Cases, Stuart, Maue, Mitchell & James, Ltd, and its counsel, Stone, Leyton & Gershman.

                 "Final Order" means an order or judgment of the Bankruptcy Court the operation or effect of which has not been reversed, stayed, modified or amended and as to which the time to appeal or to seek certiorari, review or rehearing has expired and as to which no appeal or petition for certiorari, review or rehearing is pending or as to which any right to appeal or seek certiorari, review or rehearing has been waived in writing in a manner satisfactory to the Plan Proponents or, if an appeal, reargument, petition for certiorari or





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rehearing thereof has been sought, the order or judgment of the Bankruptcy
Court has not been stayed or has been affirmed by the highest court to which the order was appealed or from which the reargument or rehearing was sought, or certiorari has been denied, and the time to take any further appeal or to seek certiorari or further reargument or rehearing has expired.

                 "Insurer" means any insurance company who has issued a policy to the Debtors under which the Insurer may be responsible for any part of a Personal Injury Disputed Claim.

                 "Intercompany Claims" means all Claims asserted by any Debtor against any other Debtor.

                 "Interest" means any equity or partnership interest in any Debtor.

                 "L&B Owned Properties" means (i) the fourteen (14) parcels of real property which are owned by Leaps & Bounds and as to which McDonald's holds valid and enforceable first priority mortgages and (ii) any proceeds obtained from the sale of a parcel of undeveloped real property in Columbia, Maryland which have not been applied, as of the Effective Date, against Claims held by McDonald's pursuant to the McDonald's Stipulation.

                 "L&B Subleases" means the twenty-one (21) subleases of nonresidential real property pursuant to which McDonald's is the sublandlord and Leaps & Bounds is the sublessee.

                 "Leaps & Bounds" means Leaps & Bounds, Inc., a Delaware corporation and a Debtor.

                 "LYONS" means, collectively, the Liquid Yield Option Notes, due 2013, issued by Discovery Zone, Inc. on October 14, 1993 and outstanding as of the Petition Date.

                 "LYONS Calculation Claims Amount" has the meaning set forth in Section 5.5.

                 "McDonald's" means McDonald's Corporation, a Delaware corporation.

                 "McDonald's Secured Rent Deferral Claims" means the Secured Claims held by McDonald's as of the Effective Date in respect of rent deferrals granted to the Debtors pursuant to the McDonald's Stipulation in respect of obligations under certain of the L&B Subleases.

                 "McDonald's Stipulation" means the Stipulation and Order Between Debtors and McDonald's Corporation Providing for the Resolution, Settlement and Compromise of Disputes and For Rent Deferrals and Allowance of Certain Claims, entered by the Bankruptcy Court on November __, 1996.





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                 "Merger Agreement" means the merger agreement attached as
Exhibit D to this Plan.

                 "Merger Transactions" means the transactions pursuant to which each of the Reorganized Debtors, other than Reorganized Discovery Zone, will be merged into Reorganized Discovery Zone pursuant to the Merger Agreement and this Plan.

                 "New Common Stock" means common stock of Reorganized Discovery Zone issued pursuant to this Plan.

                 "New Directors" means the members of the Board of Directors of Reorganized Discovery Zone whose names, affiliations and backgrounds are set forth in Exhibit 2 to the Disclosure Statement.

                 "New Warrants" means the Ten Year Reorganized DZ Warrants, the Plan Proponent Reorganized DZ Warrants and the Reorganized DZ Management Team Warrants.

                 "Partnership Debtors" means Discovery Zone L.P., a Delaware limited partnership, and Tumble for Fun Limited Partnership, a Delaware limited partnership.

                 "Per Claim Distribution" has the meaning set forth in Section 5.1.

                 "Person" has the meaning provided in section 101(41) of the Bankruptcy Code and also means, without limitation, a joint venture, trust, estate, an unincorporated association or organization, governmental entity or political subdivision, agency or representative thereof, or any other entity.

                 "Personal Injury Disputed Claim" has the meaning set forth in Section 6.1.

                 "Petition Date" means March 25, 1996.

                 "Plan" or "this Plan" has the meaning set forth in Article I.

                 "Plan Proponent Reorganized DZ Warrants" means the Series B Warrants to be issued to the Plan Proponents (other than the Debtors) on the Effective Date, a form of which is attached as Exhibit G to this Plan.

                 "Plan Proponents" has the meaning set forth in Article I.

                 "Prime Rate" means the rate of interest published by The Wall Street Journal (Northeast Edition), from time to time, as the prime rate.





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                 "Priority Claim" means all Claims which are entitled to
priority under sections 507(a)(2)-(a)(7) and (a)(9) of the Bankruptcy Code.

                 "Professionals" means those persons retained pursuant to an order of the Bankruptcy Court in accordance with section 327 or 1103 of the Bankruptcy Code.

                 "Pro Rata" means the ratio of an Allowed Claim in a particular Class to the aggregate principal amount of all Allowed Claims in that Class.

                 "Rent Deferral Secured Note" has that meaning set forth in
Section 4.6 of this Plan.

                 "Reorganized Debtors" means Reorganized Discovery Zone, the Subsidiary Debtors and the Partnership Debtors on and after the Effective Date, each a corporation or limited partnership under the laws of the state in which such Debtor, as the case may be, is incorporated or organized on the Petition Date.

                 "Reorganized Discovery Zone" means Discovery Zone, Inc., a Delaware corporation, on and after the Effective Date.

                 "Reorganized Discovery Zone Management Team" means those persons who will serve as officers of Reorganized Discovery Zone, and whose names, affiliations and backgrounds are set forth in Exhibit 3 to the Disclosure Statement.

                 "Reorganized Discovery Zone Supplier Credit Agreement" means an agreement, substantially in the form of Exhibit H to this Plan, between Reorganized Discovery Zone and an Unsecured Creditor pursuant to which such Creditor agrees to provide Reorganized Discovery Zone with trade credit following the Effective Date.

                 "Reorganized DZ Management Team Warrants" means the Series C Warrants to be authorized as of the Effective Date and available for issuance to members of the Reorganized Discovery Zone Management Team in the discretion of the Board of Directors of Reorganized Discovery Zone. A form of Reorganized DZ Management Team Warrant is attached as Exhibit F to this Plan.

                 "Reorganized DZ Unit" shall consist of (a) nine (9) shares of New Common Stock and (b) one (1) Ten Year Reorganized DZ Warrant.

                 "Section 5.5 Claims Amount" has the meaning set forth in
Section 5.5.

                 "Section 5.5 Distribution Value" has the meaning set forth in
Section 5.5.

                 "Section 5.5 Ratio" has the meaning set forth in Section 5.5.





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                 "Secured Claim" means (a) that portion of a Claim equal to the value of the interest of the holder of such Claim in the property of any of the Debtors securing such Claim, as such value is determined by the Bankruptcy
Court pursuant to section 506(a) of the Bankruptcy Code and Bankruptcy Rule
3012 and (b) any other Claim allowed under this Plan as a Secured Claim.

                 "Subsidiary Debtors" means the Debtors other than Discovery Zone, Inc. and the Partnership Debtors.

                 "Tax Claim" means that portion of any Claim for an amount entitled to priority under section 507(a)(8) of the Bankruptcy Code, other than a Claim for a penalty.

                 "Ten Year Reorganized DZ Warrants" means the Series A Warrants to be issued to certain holders of Allowed Unsecured Claims, a form of which is attached as Exhibit E to this Plan.

                 "Unsecured Calculation Claims" has the meaning set forth in
Section 5.1(d).

                 "Unsecured Claim" means an unsecured claim that is not an Administrative Claim, a Secured Claim or a Priority Claim, an Intercompany Claim, nor a Contingent or Unliquidated Claim, but includes all Deficiency Claims and Claims arising as a result of the rejection of executory contracts and unexpired leases pursuant to section 365 of the Bankruptcy Code.

                 "Unsecured Creditor" means a holder of an Allowed Unsecured Claim.

                 Section 2.3. Rules of Interpretation. For purposes of this Plan (a) any reference in this Plan to a contract, instrument, release, indenture or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions; (b) any reference in this Plan to an existing document or exhibit filed or to be filed means such document or exhibit, as it may have been or may be amended, modified or supplemented; (c) unless otherwise specified, all references in this Plan to Sections, Articles, Schedules and Exhibits are references to Sections, Articles, Schedules and Exhibits of or to this Plan; (d) the words "herein" and "hereto" refer to this Plan in its entirety rather than to a particular portion of this Plan; (e) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of this Plan; and (f) the rules of construction set forth in section 102 of the Bankruptcy Code and in the Bankruptcy Rules shall apply.

                 Section 2.4. Computation of Time. In computing any period of time prescribed or allowed by this Plan, unless otherwise expressly provided, the provisions of Bankruptcy Rule 9006 shall apply.





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                                  ARTICLE III

                     CLASSIFICATION OF CLAIMS AND INTERESTS

                 The classification of Claims and Interests herein is made for the purpose of voting on this Plan, making distributions hereunder and ease of administration hereof. A Claim or Interest is in a particular Class only to the extent that the Claim or Interest is an Allowed Claim or an Allowed Interest that qualifies within the description of that Class and has not been paid prior to the Effective Date.

                 Section 3.1. Class 1 - Administrative Expense Claims. Class 1 will consist of all Allowed Administrative Expense Claims.

                 Section 3.2. Class 1A - Small Claims. At the Plan Proponents' election, which shall be made prior to the solicitation of acceptances of this Plan, Class 1A may be created. If created, Class 1A will consist of all Allowed Unsecured Claims, other than Claims classified in Classes 9, 12A or 12B, in an amount of $1,000 or less, or which the holder elects to reduce to $1,000.

                 Section 3.3. Class 2 - Tax Claims. Class 2 will consist of all Allowed Tax Claims.

                 Section 3.4. Class 3 - Priority Claims. Class 3 will consist of all Allowed Priority Claims.

                 Section 3.5. Class 4A - McDonald's Secured Claim. Class 4A will consist of the Allowed Secured Claim of McDonald's other than the McDonald's Secured Rent Deferral Claims.

                 Section 3.6. Class 4B - McDonald's Secured Rent Deferral Claims. Class 4B will consist of the Allowed McDonald's Secured Rent Deferral Claims.

                 Section 3.7. Class 5 - Miscellaneous Secured Claims. Class 5 will consist of all Allowed Secured Claims that are not otherwise classified in Classes 4A or 4B. As set forth in Section 4.7 of this Plan, each Allowed Class 5 Claim shall be in its own subclass and each such Claim shall be treated as being in a separate class for voting purposes.

                 Section 3.8. Class 6 - Credit Agreement Claims. Class 6 will consist of all Allowed Claims arising under or related to the Credit Agreement.

                 Section 3.9. Class 7 - General Unsecured Claims. Class 7 will consist of all Allowed Unsecured Claims which arose prior to the Petition Date and that are in respect of





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goods or services provided to any of the Debtors or under leases of nonresidential real property to which any Debtor is a party.

                 Section 3.10. Class 8 - Qualified Trade Claims. Class 8 will consist of all Allowed Unsecured Claims that are in respect of goods or services provided to the Debtors before the Petition Date whose holders have executed and delivered to the Debtors a Reorganized Discovery Zone Supplier Credit Agreement prior to the Ballot Date. The Plan Proponents, contemporaneously with the solicitation of acceptances of this Plan, will provide a Reorganized Discovery Zone Supplier Credit Agreement to each Person
(i) which holds an Allowed Unsecured Claim that is in respect of goods or services provided to the Debtors before the Petition Date and (ii) from whom the Plan Proponents elect to obtain goods or services on behalf of Reorganized Discovery Zone after the Effective Date.

                 Section 3.11. Class 9 - LYONS Claims. Class 9 will consist of all Allowed Claims in respect of the LYONS.

                 Section 3.12. Class 10 - Other Unsecured Claims. Class 10 will consist of all Allowed Unsecured Claims which arose prior to the Petition Date and that are not otherwise classified in Classes 1A, 6, 7, 8, 9, 12A or 12B.

                 Section 3.13. Class 11 - Contingent or Unliquidated Claims. Class 11 will consist of all Allowed Contingent or Unliquidated Claims for damages against which the Debtors are insured.

                 Section 3.14. Class 12A - Unsecured Claims Subordinated to Class 6 Claims. Class 12A will consist of all Allowed Unsecured Claims, other than Class 9 Claims, which are subordinated, whether by agreement or applicable law, to Allowed Class 6 Claims only.

                 Section 3.15. Class 12B - Other Subordinated Unsecured Claims. Class 12B will consist of all Allowed Unsecured Claims, other than Class 9 Claims and Class 12A Claims, which are subordinated, whether by agreement or applicable law, to Allowed Class 6, 7, 8, 9 or 10 Claims.

                 Section 3.16. Class 13 - Intercompany Claims. Class 13 will consist of all Allowed Intercompany Claims.

                 Section 3.17. Class 14 - Common Stock and Partnership Interests. Class 14 will consist of all Allowed Interests in respect of Existing Common Stock, Existing Common Stock Options and Existing Partnership Interests.





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                                   ARTICLE IV

                              TREATMENT OF CLASSES
                            OF CLAIMS AND INTERESTS

                 Section 4.1. Class 1 - Administrative Expense Claims. Class 1 Claims are not impaired under this Plan. The holders of Allowed Class 1 Claims will be paid in full in Cash on the Effective Date or, if any Class 1 Claim becomes Allowed after the Effective Date, as soon as practicable after such Claim becomes Allowed, or, if by its terms or by agreement with the holder of such Allowed Class 1 Claim any such Allowed Class 1 Claim is payable on a later date or dates, such Allowed Class 1 Claim will be paid in full in Cash on such later date or dates.

                 Section 4.2. Class 1A - Small Claims. If the Plan Proponents elect to create Class 1A as provided in Section 3.2, Class 1A Claims are impaired under this Plan. Allowed Class 1A Claims will be paid in Cash in full on the Effective Date or, if such Claim becomes Allowed after the Effective Date, as soon as practicable after any such Claim becomes Allowed. Any holder of a Claim classified in Classes 6, 7, 8 or 10 that would not otherwise have been classified in Class 1A but for the election by such holder to reduce its Claim to $1,000 will not receive any other distribution under this Plan on account of such Claim.

                 Section 4.3. Class 2 - Tax Claims. Class 2 Claims are impaired under this Plan. Unless any holder of a Class 2 Claim shall agree to less favorable treatment, each holder of an Allowed Class 2 Claim shall be paid in full in Cash in six equal annual installments commencing on the first anniversary of the Effective Date or, if any such Claim becomes Allowed after the Effective Date, as soon as practicable after such Claim becomes Allowed but not before the first anniversary of the Effective Date, together with interest accrued on the outstanding unpaid principal balance of such Allowed Class 2 Claim at a rate per annum equal to the Prime Rate or an alternate rate set by the Court. Interest will be due and payable on the date on which each annual installment is due. The Reorganized Debtors may elect to prepay without penalty all or any portion of any Class 2 Claim.

                 Section 4.4. Class 3 - Priority Claims. Class 3 Claims are not impaired under this Plan. The holders of allowed Class 3 Claims will be paid in cash in full on the Effective Date or, if any such Claim becomes Allowed after the Effective Date, as soon as practicable after such Claim becomes Allowed or, if by its terms or by agreement with the holder of such Allowed Class 3 Claim any such Allowed Class 3 Claim is payable on a later date or dates, such Allowed Class 3 Claim will be paid in Cash in full on such later date or dates.

                 Section 4.5. Class 4A - McDonald's Secured Claim. The Class 4A Claim is impaired under this Plan. McDonald's shall retain its liens against the L&B Owned Properties to the extent of the amount of its Allowed Class 4A Claim. McDonald's shall receive deferred Cash payments equal to the value of the Class 4A Claim in equal payments over six (6) years





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beginning on the first anniversary of the Effective Date and thereafter on the six (6) subsequent anniversaries of the Effective Date, with simple interest from the Effective Date on the unpaid balance at the Prime Rate. The amount owing and to be paid by the Reorganized Debtors in respect of such Claim may be prepaid by the Reorganized Debtors in full or in part at any time without penalty. Notwithstanding any provision of this Section 4.5, in the event that the Reorganized Debtors sell any of the L&B Owned Properties after the Effective Date, those proceeds will be immediately applied, to the extent available, to satisfy McDonald's Class 4A Claim.

                 Section 4.6. Class 4B -- McDonald's Secured Rent Deferral Claims. (a) McDonald's shall retain its liens against the L&B Owned Properties to the extent of the amount of its Allowed Class 4B Claim. On the Effective Date, McDonald's will receive a secured note (each, a "Rent Deferral Secured Note") which corresponds to each L&B Sublease in respect of which McDonald's has granted the Debtors a rent deferral under the McDonald's Stipulation. On the Effective Date, the principal amount of each Rent Deferral Secured Note will equal the aggregate amount of rent deferrals which have accrued up to the Effective Date pursuant to the McDonald's Stipulation under the applicable L&B Sublease. After the Effective Date, the principal amount of each Rent Deferral Secured Note will increase by an amount equal to the rent deferral for each month between the Effective Date and the termination of the applicable L&B Sublease. Each Rent Deferral Secured Note will be due and payable on the date on which the current term of the applicable L&B Sublease expires, without giving effect to any unexercised right to extend or option to renew such sublease.

                 (b) Each Rent Deferral Secured Note will bear interest at a rate which is the greater of (i) the highest effective interest cost on a yield to maturity basis in respect of any secured non-subordinated debt of Reorganized Discovery Zone outstanding on the Effective Date which has a maturity comparable to that of the Rent Deferral Secured Notes or (ii) a rate which McDonald's and the Plan Proponents agree would ensure that the Rent Deferral Secured Notes trade at par. In the event that the parties are unable to agree as to the interest rate described under (ii) above, an independent investment banker selected by the parties will provide an opinion as to such rate. Interest will be payable upon maturity or acceleration of each Rent Deferral Secured Note. On each anniversary of the Effective Date all accrued interest not previously paid or capitalized will be capitalized and added to the principal amount of the Rent Deferral Secured Note.

                 (c) The Rent Deferral Secured Notes will contain cross-defaults to any other debt issued, or credit obtained, by any of the Debtors or any successor entities, the aggregate principal amount of which is equal to or greater than $2.5 million. Reorganized Discovery Zone will be in default of the Rent Deferral Secured Notes in the event that McDonald's terminates any two assumed L&B Subleases as result of Reorganized Discovery Zone's breach of those subleases. In addition, the Rent Deferral Secured Notes will contain terms, conditions and covenants of the type commonly contained in notes issued pursuant to a plan of reorganization. A form of Rent Deferral Secured Note is attached hereto as Exhibit I.

                 Section 4.7. Class 5 - Miscellaneous Secured Claims. (a) Class 5 Claims, other than those treated under (b)(ii) of this Section 4.7, are impaired under this Plan. Each Allowed Class 5 Claim shall be in its own subclass and each such Claim shall be treated as being in a separate Class for voting purposes.

                 (b) Each holder of an Allowed Class 5 Claim shall receive one of four forms of treatment under this Plan in respect of its Allowed Claim. The Plan Proponents, contemporaneously with the solicitation of acceptances of this Plan, shall select which treatment each holder is to receive. The Plan Proponents' selection shall be made by the Debtors' filing of notice and serving it on the holder of the Allowed Class 5 Claim so indicating their selection contemporaneously with the solicitation of acceptances of this Plan. If the Claim is a Disputed Claim at such time, the Debtors shall file and serve the notice of selection contemporaneously with the solicitation of acceptances of this Plan, notwithstanding the fact that the holder of a Disputed Class 5 Claim, unless otherwise ordered by the Bankruptcy Court, does not have the ability to vote to accept or reject this Plan; provided, however, that in the event that a holder of an Allowed Class 5 Claim secured by property of the Debtors holds a Disputed Class 5 Claim which is also secured by such property, the election which the Debtors make pursuant to this Section 4.7 with respect to the Allowed Class 5 Claim shall also apply to the Disputed Class 5 Claim in the event such Disputed Claim subsequently becomes an Allowed Class 5 Claim.
If no form of treatment is so selected, the first alternative described below shall be applicable. The alternative treatments for any Allowed Class 5 Claims are:

                 (i) Deferred Payments. Unless a holder of an Allowed Class 5 Claim and the Debtors, prior to the Effective Date, or the Reorganized Debtors, after the Effective Date, agree to less favorable treatment, a holder of an Allowed Class 5 Claim shall retain its lien securing its Allowed Class 5 Claim to the extent of the Allowed amount of its Secured Claim. The holder of such Claim shall receive deferred Cash payments equal to the value, as of the Effective Date, of such holder's interest in the Debtor's interest in the property securing such holder's Allowed Class 5 Claim, in equal payments over six (6) years beginning on the first anniversary of the Effective Date or, if any such Claim becomes Allowed after the Effective Date, as soon as practicable after such Claim becomes Allowed, but not before the first anniversary of the Effective Date, and thereafter on the six subsequent anniversaries of the Effective Date, with simple interest from the Effective Date on the unpaid balance at the Prime Rate. The amounts owing and to be paid by the Reorganized Debtors in respect of such Claims may be prepaid by the Reorganized Debtors in full or in part at any time without penalty.

                 (ii) Maintain Existing Rights. Unless a holder of an Allowed Class 5 Claim and the Debtors, prior to the Effective Date, or the Reorganized Debtors, after the Effective Date, agree to less favorable treatment, a holder of an Allowed Class 5 Claim shall retain its lien securing its Allowed Class 5 Claim to the extent of the Allowed amount of its Secured Claim. Additionally: (A) any default other than a default of the kind specified in section 365(b)(2) of the Bankruptcy Code shall be cured; (B) the maturity of the claim shall be reinstated as the maturity that existed before any default; (C) the holder of the Claim shall be compensated for any damages which occurred as the result of any reasonable reliance by the holder on any provision that entitled the holder to accelerate the maturing of the Claim; and (D) the other legal, equitable and contractual rights to which the Claim entitles the holder shall not otherwise be altered.

                 (iii) Present Full Payment. Unless an Allowed Class 5 Claim holder and the Debtors, prior to the Effective Date, or the Reorganized Debtors, after the Effective Date, agree to less favorable treatment, a holder of the Allowed Class 5 Claim shall receive Cash in the amount of its Allowed Class 5 Claim on the Effective Date or, if such Claim becomes Allowed after the Effective Date, as soon as practicable after such Claim becomes Allowed.

                 (iv) Abandonment of Collateral. Unless an Allowed Class 5 Claim holder and the Debtors, prior to the Effective Date, or the Reorganized Debtors, after the Effective Date, agree to less favorable treatment, a holder of a Class 5 Claim shall receive back its collateral in full satisfaction of its Class 5 Claim no later than ten
         (10) Business Days after the Effective Date or, if such Claim becomes Allowed after the Effective Date, as soon as practicable after such Claim becomes Allowed. Pending the return of the collateral for the Claim of such holder, such holder shall retain its liens securing its Allowed Class 5 Claim to the extent of the Allowed amount of its Secured Claim.

                 Section 4.8. Class 6 - Credit Agreement Claims. Class 6 Claims are impaired under this Plan. Each holder of an Allowed Class 6 Claim will receive on the Effective Date or, if such Claim becomes Allowed after the Effective Date, as soon as practicable after such Claim becomes Allowed, its Pro Rata portion of Reorganized DZ Units distributed to holders of Class 6 Claims under this Plan.

                 Section 4.9. Class 7 - General Unsecured Claims. Class 7 Claims are impaired under this Plan. Each holder of an Allowed Class 7 Claim will receive on, subject to Section 5.5(f), the Effective Date or, if such Claim becomes Allowed after the Effective Date, as soon as practicable after such Claim becomes Allowed, its Pro Rata portion of Reorganized DZ Units distributed to holders of Class 7 Claims under this Plan.

                 Section 4.10. Class 8 - Qualified Trade Claims. (a) Class 8 Claims are impaired under this Plan. Each holder of an Allowed Class 8 Claim may elect to receive either (i) its Pro Rata portion of Reorganized DZ Units distributed to holders of Class 8 Claims under this Plan on, subject to Section 5.5(f), the Effective Date or, if such Claim becomes Allowed after the Effective Date, as soon as such Claim becomes Allowed, or (ii) a cash distribution (the "Class 8 Cash Distribution").

                 (b) Holders of Allowed Class 8 Claims which elect to receive a Class 8 Cash Distribution may further elect to receive either (i) Class 8 Deferred Cash Distributions or (ii) a Class 8 Lump Sum Cash Distribution. The Plan Proponents may determine to make the Class 8 Lump Sum Cash Distribution available to Holders of Allowed Class 8 Claims. Any such determination shall be made prior to the Confirmation Date. In the event that the Plan Proponents do not make the Class 8 Lump Sum Cash Distribution available, all holders of Allowed Class 8 Claims that elected to receive a Class 8 Cash Distribution, including those that elected to receive the Class 8 Lump Sum Cash Distribution, shall receive Class 8 Deferred Cash Distributions.

                 (c) A holder of an Allowed Class 8 Claim which receives Class 8 Deferred Cash Distributions shall receive thirty-three and one-third percent (33 1/3%) of the Allowed amount of its Class 8 Claim in Cash in five equal annual installments, payable beginning on the first anniversary of the Effective Date or if such Claim becomes Allowed after the first anniversary of the Effective Date as soon as practicable after such Claim becomes Allowed, and thereafter on the four subsequent annual anniversaries of the Effective Date.

                 (d) A holder of an Allowed Class 8 Claim which receives a Class 8 Lump Sum Cash Distribution shall receive a single Cash payment equal to twenty percent (20%) of the Allowed Amount of its Class 8 Claim on the Effective Date, or if such Claim becomes Allowed after the Effective Date as soon as practicable after such Claim becomes Allowed.


                 Section 4.11. Class 9 - LYONS Claims. Class 9 Claims are impaired under this Plan. Each holder of an Allowed Class 9 Claim will receive on, subject to Section 5.5(f), the Effective Date or, if such Claim becomes Allowed after the Effective Date as soon as practicable after such Claim becomes Allowed, its Pro Rata portion of Reorganized DZ Units distributed to holders of Class 9 Claims under this Plan. If, however, the holders of Allowed Class 9 Claims reject this Plan, the subordination provisions under the LYONS shall be enforced without exception and the holders of Allowed Class 9 Claims shall not receive any distribution under this Plan.

                 Section 4.12. Class 10 - Other Unsecured Claims. Class 10 claims are impaired under this Plan. Each holder of an Allowed Class 10 Claim will receive on the Effective Date, or if such Claim becomes Allowed after the Effective Date as soon as practicable after such Claim becomes Allowed, its Pro Rata portion of Reorganized DZ Units distributed to holders of Class 10 Claims under this Plan.

                 Section 4.13. Class 11 - Contingent or Unliquidated Claims. Class 11 Claims are not impaired under this Plan. The holders of Allowed Class 11 Claims will have recourse only to the proceeds of insurance coverage carried by the Debtors.

                 Section 4.14. Class 12A - Unsecured Claims Subordinated to Class 6 Claims. Class 12A Claims are impaired under this Plan. The subordination provision under any applicable agreements or bankruptcy or nonbankruptcy law shall be enforced without exception and the holders of Allowed Class 12A Claims shall not receive any distribution under this Plan.

                 Section 4.15. Class 12B - Other Subordinated Unsecured Claims. Class 12B Claims are impaired under this Plan. The subordination provisions under any applicable agreements or bankruptcy or nonbankruptcy law shall be enforced without exception and the holders of Allowed Class 12B Claims shall not receive any distribution under this Plan.

                 Section 4.16. Class 13 - Intercompany Claims. Class 13 Claims are impaired under this Plan. On the Effective Date, all Intercompany Claims shall be expunged, released and discharged, and the holders of such Claims shall receive no distribution of any kind under this Plan.

                 Section 4.17. Class 14 - Common Stock and Partnership Interests. Class 14 Interests are impaired under this Plan. All Existing Common Stock, Existing Common Stock Options and Existing Partnership Interests shall be cancelled, annulled and extinguished as of the Effective Date and each holder of an Allowed Common Stock Interest, Existing Common Stock Option and Existing Partnership Interest shall not be entitled to receive or retain any property or interest in property on account of such Existing Common Stock, Existing Common Stock Option or Existing Partnership Interest under this Plan.

                 Section 4.18. Nonconsensual Confirmation and Cramdown. In the event that any impaired Class of Claims shall fail to accept this Plan in accordance with section 1129(a)(8) of the Bankruptcy Code, the Plan Proponents reserve the right to request that the Bankruptcy Court confirm this Plan in accordance with section 1129(b) of the Bankruptcy Code or modify this Plan in accordance with Section 11.5 of this Plan. The Plan Proponents will request that the Bankruptcy Court confirm this Plan in accordance with section 1129(b) of the Bankruptcy Code because the holders of Allowed Class 12A, 12B and 13 Claims and Allowed Class 14 Interests will receive no distribution under this Plan in respect of such Allowed Claims and Interests and the holders of such Allowed Claims and Interests are deemed to reject this Plan.

                 Section 4.19. Satisfaction of Claims and Interests. All payments and distributions hereunder shall be in full and final satisfaction, settlement, release and discharge of all Claims and Interests.

                                   ARTICLE V

                     MEANS FOR IMPLEMENTATION OF THIS PLAN

                 Section 5.1.  Initial Calculation For Distribution of
Reorganized DZ Units.    The number of Reorganized DZ Units which shall be
separately distributed in respect of Allowed Class 6, 7, 8 (whose holders have elected to receive Reorganized DZ Units), 9 and 10 Claims will be calculated in accordance with the following formula and any other applicable provisions of this Plan. The number of Reorganized DZ Units that will be distributed in respect of each dollar of applicable Allowed Unsecured Claims shall equal the fraction obtained by dividing (x) the aggregate number of Reorganized DZ Units to be distributed under this Plan, by (y) the sum of all Claims which are classified in Classes 6, 7, 8 (but only to the extent the holders of Class 8 Claims have elected to receive Reorganized DZ Units), 9, 10 and 12A which are either Allowed as of the Effective Date, or which the Plan Proponents or the Bankruptcy Court estimates will be Allowed after the Effective Date (such fraction being the "Per Claim Distribution"). This calculation will not be affected by the acceptance or rejection of this Plan by holders of Class 7, 8 or 9 Claims.

                 Section 5.2 Distribution of Reorganized DZ Units to Class 6. The aggregate number of Reorganized DZ Units which will be distributed to holders of Allowed Class 6 Claims pursuant to Section 4.8 will be equal to the difference of (i) the product of (x) the Per Claim Distribution multiplied by
(y) the sum of the Allowed amounts of Class 6, 9 and 12A Claims minus (ii) one percent (1%) of the aggregate number of Reorganized DZ Units to be distributed under this Plan; provided, however, that in the event that Class 9 rejects this Plan, the aggregate number of Reorganized DZ Units distributed to holders of Allowed Class 6 Claims will be equal to the product obtained in clause (i) above without reduction.

                 Section 5.3 Distribution of Reorganized DZ Units to Classes 7 and 8. In the event that Classes 7 and 8 both accept this Plan, the aggregate number of Reorganized DZ Units which will be distributed to holders of Class 7 and 8 Claims will be determined in accordance with the formulas set forth in
Section 5.5. In the event that either Class 7, 8 or 9 rejects this Plan, the aggregate number of Reorganized DZ Units which will be distributed to holders of Class 7 and Class 8 Claims pursuant to Sections 4.9 and 4.10, respectively, will be equal to the product of (i) the Per Claim Distribution multiplied by
(ii) the sum of the Allowed amounts of Class 7 Claims and Class 8 Claims the holders of which have elected a distribution of Reorganized DZ Units.

                 Section 5.4 Distribution of Reorganized DZ Units to Class 9. In the event that Classes 7, 8 and 9 each accept this Plan, the aggregate number of Reorganized DZ Units which will be distributed to holders of Class 9 Claims will be determined in accordance with the formulas set forth in Section
5.5. In the event that either Class 7 or Class 8 rejects this Plan, and Class 9 accepts this Plan, one percent (1%) of the aggregate number of Reorganized DZ Units to be distributed under this Plan will be distributed to holders of Class 9 Claims. In the event that Class 9 rejects this Plan, no distribution will be made pursuant to this Plan to holders of Class 9 Claims. The Reorganized DZ Units which are not distributed to holders of Class 9 Claims because such holders reject this Plan shall be distributed to the holders of Allowed Class 6 Claims.

                 Section 5.5. Calculations for Certain Distributions to Classes 7, 8 and 9. (a) In the event that Classes 7, 8 and 9 accept this Plan, the number of Reorganized DZ Units which will be distributed to holders of Allowed Class 7, 8 and 9 Claims will be determined in accordance with the formulas and calculations set forth in this Section 5.5.

                 (b)      For the purpose of all calculations required by this
Section 5.5, the following defined terms will apply:

                 (i) "Class 7 and 8 Calculation Claims Amount" means the aggregate amount of all (A) Allowed Class 7 and Disputed Class 7 Claims which the Plan Proponents or the Bankruptcy Court estimate will become Allowed Class 7 Claims, and (B) Allowed Class 8 Claims the holders of which have elected to receive Reorganized DZ Units and Disputed Class 8 Claims which the Plan Proponents or the Bankruptcy Court estimate will become Allowed Class 8 Claims and the holders of which will elect to receive Reorganized DZ Units.

                 (ii) "LYONS Calculation Claims Amount" means the aggregate amount of all (A) allowed Class 9 Claims and (B) Disputed Class 9 Claims which the Plan Proponents or the Bankruptcy Court estimate will become Allowed Class 9 Claims.

                 (iii) "Section 5.5 Claims Amount" means the sum of (A) the Class 7 and 8 Calculation Amount and (B) the LYONS Calculation Claims Amount.

                 (iv) "Section 5.5 Distribution Value" means the sum of the aggregate value of (A) an amount of Reorganized DZ Units which is equal to the product of (I) the Per Claim Distribution multiplied by
         (II) the Class 7 and 8 Calculation Claims Amount and (B) one percent (1%) of the aggregate number of Reorganized DZ Units to be distributed under this Plan.

                 (v) "Section 5.5 Ratio" shall be (A) ten (10) in the event that the Section 5.5 Distribution Value is less than $9 million,
         (B) eight (8) in the event that the Section 5.5 Distribution Value is equal to or greater than $9 million or equal to or less than $12 million, and (C) three (3) to the extent that the Section 5.5 Distribution Value is greater than $12 million.

                 (c) The first step in determining the number of the Reorganized DZ Units to be distributed to Classes 7, 8 and 9 under this Section
5.5 shall be determined by solving for X in the following equation:  the sum of
(i) and (ii) equals one (1). For the purposes of this equation, (i) shall equal the product of (A) the product of the Section 5.5 Ratio and X and (B) the Class 7 and 8 Calculation Claims Amount divided by the
Section 5.5 Claims Amount.  Furthermore, for the purposes of this equation,
(ii) shall mean the product of (A) the LYONS Calculation Claims Amount and (B) X divided by the Section 5.5 Claims Amount. In the event that the Section 5.5 Distribution Value is greater than $12 million, the foregoing calculation must be undertaken twice, first to determine the value of X where the Section 5.5 Distribution Value is $12 million and second to determine the value of X to the extent that the Section 5.5 Distribution Value exceeds $12 million.

                 (d) The second step in determining the number of Reorganized DZ Units to be distributed to Classes 7, 8 and 9 under this Section
5.5 is to conduct the following calculations.  First, determine the product of
(i) the product of the Section 5.5 Ratio and X and (ii) the fraction obtained by dividing the Class 7 and 8 Calculation Claims Amount by the Section 5.5 Claims Amount. Second, multiply this product by one hundred (100), and express the resulting number as a percentage which will be referred to as the "Class 7 and 8 Distribution Percentage." Third, determine the sum of one hundred (100) percent minus the Class 7 and 8 Distribution Percentage and express this sum as a percentage which will be referred to as the "Class 9 Distribution Percentage."

                 (e) The number of Reorganized DZ Units which will be distributed Pro Rata to holders of Class 7 and 8 Claims which are entitled to receive Reorganized DZ Units will be determined by multiplying the Class 7 and 8 Distribution Percentage and the Section 5.5 Distribution Value. The number of Reorganized DZ Units which will be distributed to holders of Class 9 Claims will be determined by multiplying the Class 9 Distribution Percentage and the
Section 5.5 Distribution Value.

                 (f) In the event that there is any dispute among and between holders of Allowed Class 7, 8 or 9 Claims with respect to the value of Reorganized DZ Units which comprise the Section 5.5 Distribution Value, the parties shall attempt to resolve the dispute by mediation and Rothschild, Inc., the Creditors' Committee's co-financial advisors, shall serve as the mediator. In the event that the Plan Proponents determine that the parties have not resolved their dispute as of the Confirmation Date, the Bankruptcy Court shall determine the value of Reorganized DZ Units which may be distributed in accordance with this Section 5.5, and any calculations required by this Section
5.5 shall incorporate such value; provided, however, that in the event the Bankruptcy Court does not make this determination on or before the Effective Date, all Reorganized DZ Units which comprise the Section 5.5 Distribution Value will be held in reserve pending the Bankruptcy Court's determination and will thereafter be distributed in accordance with this Section 5.5.

                 Section 5.6. Distribution of DZ Units to Class 10. The aggregate number of Reorganized DZ Units which will be distributed to holders of Allowed Class 10 Claims pursuant to Section 4.13 will be equal to the product of the Per Claim Distribution multiplied by the sum of the Allowed amounts of Class 10 Claims.

                 Section 5.7. Merger of Reorganized Debtors. Simultaneously with the commencement of the Effective Date, the Reorganized Debtors will take all such actions as may be necessary or appropriate to effect the Merger Transactions on the terms and subject to the conditions set forth in the Merger Agreement. Without limiting the generality of the foregoing sentence, promptly upon the satisfaction or waiver of each of the conditions set forth in the Merger Agreement, the Reorganized Debtors will cause the Merger Agreement, a certificate of merger or other appropriate documentation conforming to the applicable provisions of the laws of its jurisdiction of organization to be appropriately filed in such jurisdiction pursuant to applicable provisions of such laws and will take or cause to be taken all other actions, including making appropriate filings or recordings, that may be required by such laws or other applicable laws in connection with the Merger Transactions.

                 Section 5.8. Request for Substantive Consolidation. This Plan is predicated on the substantive consolidation of the Debtors. The Debtors request substantive consolidation on the grounds that (i) the Debtors' Creditors did not deal with each Debtor as a single economic unit, but rather, the Debtors were dealt with together as a single "Discovery Zone" entity and
(ii) the Claims against and the other affairs of the Debtors are so intermingled that the denial of substantive consolidation would result in a costly, time-consuming administrative burden.

                 Section 5.9. Employee Retention Plan. On the Effective Date and thereafter, Reorganized Discovery Zone will implement and make those payments required under the Employee Retention Plan.

                 Section 5.10. Reorganized DZ Management Team Warrants. The Reorganized DZ Management Team Warrants will be authorized and reserved for issuance to the members of the Reorganized Discovery Zone Management Team in the discretion of the Board of Directors of Reorganized Discovery Zone.

                 Section 5.11. Plan Proponent Reorganized DZ Warrants. Birch, in addition to all other distributions it is entitled to receive as a Creditor, will receive the Plan Proponent Reorganized DZ Warrants.

                 Section 5.12. Subordination. In consideration of the distributions to be made to the holders of Class 6 Allowed Claims under this Plan, such holders shall each be deemed as of the Effective Date to have agreed to limit the enforcement of any contractual or statutory subordination of which they may be the beneficiaries to their right to receive the consideration to be provided to them under this Plan and to have agreed to allow the holders of Class 9 Allowed Claims to receive the consideration to be provided to them under this Plan, free of any subordination claims that may otherwise be applicable. If, however, the holders of Allowed Class 9 Claims reject this Plan, the subordination provisions under the LYONS shall be enforced without exception and the holders of Allowed Class 9 Claims shall not receive any distribution under this Plan.

                 Section 5.13. Disputed Claims. (a) Notwithstanding any other provision of this Plan, no property shall be distributed under this Plan on account of any Disputed Claim. Reorganized Discovery Zone shall establish, and hold in trust, reserves (each being a "Disputed Claims Reserve") with respect to each Class of Claims in which there exists a Disputed Claim and place in each Disputed Claims Reserve property to be distributed on the later of the Effective Date and the date such Claim becomes allowed on account of such Claims to the extent such Claims become Allowed. Cash held in any Disputed Claims Reserve shall be held in a segregated interest-bearing trust account. To the extent practicable, Reorganized Discovery Zone may invest the Cash in any Disputed Claims Reserve in a manner that will yield a reasonable net return, taking into account the safety of the investment.

                 (b) The Bankruptcy Court will, on or prior to the Confirmation Date, determine for each Class of Claims the amount of Cash and the number of Reorganized DZ Units sufficient to fund the Disputed Claims Reserve with respect to such Class. The Court may estimate the maximum amount of Claims in each Class for which a Disputed Claims Reserve has been established. In the event that the Cash or the Reorganized DZ Units which are held in a Disputed Claims Reserve with respect to a Class are insufficient to satisfy the Allowed Claims of such Class, Reorganized Discovery Zone shall deposit into the applicable Disputed Claims Reserve Cash or Reorganized DZ Units, as the case may be, necessary to satisfy such Allowed Claims as such Claims become Allowed by Final Order.

                 (c) The property in each Disputed Claims Reserve, including the allocable portion of the net return yielded from the investment of any Cash in such Disputed Claims Reserve, if any, and all regular and special dividends, if any, that would have been received by the holder of shares of New Common Stock that were held in each Disputed Claims Reserve, will be distributed by Reorganized Discovery Zone to the holders of the Disputed Claims as such Claims become Allowed by Final Order.

                 (d) Any property in any Disputed Claims Reserve remaining after the resolution of all disputes relating thereto shall become the property of Reorganized Discovery Zone.

                 Section 5.14. Withholding of Taxes. To the extent required by applicable law, there shall be withheld from any property distributed under this Plan any property which must be withheld for taxes payable by the Person entitled to such property to the extent required by applicable law.

                 Section 5.15. Professional Fees and Expenses, Administrative Expense Claims Bar Date. (a) Each Person retained or requesting compensation and reimbursement in the Cases pursuant to section 327, 328, 330, 331, 503(b) or 1103 of the Bankruptcy Code shall be entitled to file an application for allowance of compensation and reimbursement of expenses incurred prior to the Confirmation Date in the Cases on or before the Administrative Expense Claim Bar Date. Objections to each such application other than objections submitted by the Fee Auditor must be filed on or before the sixtieth (60th) day after the Effective Date.

                 (b) The Confirmation Order shall contain the Administrative Expense Claim Bar Date which shall be a date at least thirty
(30) days after the Effective Date.

                 (c) Liabilities incurred in Debtors' purchase, lease or use of goods and services in the ordinary course of their business, including Administrative Expense Claims for amounts due on account of services rendered to the Debtors, including, without limitation, expenses incurred in accordance with Section 11.5 of this Plan and other fees and expenses of professionals, after the Confirmation Date shall be paid by the Reorganized Debtors pursuant to the terms and conditions of the particular transaction giving rise to such Claims, without any further action by the holders of such Claims.

                 Section 5.16. Transactions on Business Days. If the Effective Date or any other date on which a transaction may occur under this Plan is not a Business Day, the transactions contemplated by this Plan to occur on such day shall occur instead on the next succeeding Business Day.

                 Section 5.17. Unclaimed Property. Notwithstanding section 1143 of the Bankruptcy Code, any Person who fails to claim any Cash, New Common Stock or New Warrants within one (1) year from the Effective Date or from such later date as a Claim becomes an Allowed Claim shall forfeit all rights to any distribution under this Plan. Persons who fail to claim Cash, New Common Stock or New Warrants forfeit their rights thereto and shall have no claim whatsoever against the Debtors or Reorganized Debtors or any holder of an Allowed Claim to whom distributions are made.

                 Section 5.18. Fractional Cents. When any payment of a fraction of a cent would otherwise be called for, the actual payment shall reflect a rounding of such fraction to the nearest whole cent (rounding down in the case of .50 or less and rounding up in the case of more than .50).

                 Section 5.19. Fractional Distributions; Round Lots. Any other provisions of this Plan notwithstanding, no factional shares of New Common Stock or New Warrants shall be issued or distributed in connection with this Plan. Whenever the issuance of a fractional share of New Common Stock or New Warrants would otherwise be called for, the actual issuance shall reflect a rounding down of such fraction to the nearest whole share or warrant, as the case may be, if the fraction is .50 or less and a rounding up of such fraction of the nearest whole share or warrant, as the case may be, if the fraction is greater than .50.

                 Section 5.20. Revesting of Assets. All property of each Estate shall revest in the applicable Reorganized Debtor on the Effective Date free and clear of all Claims, liens, charges, encumbrances and Interests, except as otherwise provided in this Plan.


                                   ARTICLE VI

            METHOD OF RESOLUTION FOR PERSONAL INJURY DISPUTED CLAIMS

                 Section 6.1. Information Assembly. (a) Within thirty (30) days after the Effective Date, Reorganized Discovery Zone shall mail to each holder of a Disputed Claim relating to a personal injury (a "Personal Injury Disputed Claim") a form prepared by Reorganized Discovery Zone, requesting such information as it believes is necessary to evaluate such Personal Injury Disputed Claim.

                 (b) No later than sixty (60) days after Reorganized Discovery Zone mails such form to a holder of such a Personal Injury Disputed Claim, the holder must return the completed form by properly addressed first class mail, postage prepaid, to Reorganized Discovery Zone and any Insurer on such Personal Injury Disputed Claim which is entitled to participate in the settlement process pursuant to agreement or applicable law. The completed form must be signed, under penalty of perjury, by the holder and the holder's counsel, if any, and the signature of the holder must be notarized. Each form must include documentation which sets forth (i) the cause of the injury, (ii) the nature and extent of the injury and (iii) a detailed description of the compensation sought by the holder of the Personal Injury Disputed Claim. This documentation may include: (i) copies of all medical bills, (ii) copies of all medical reports, (iii) copies of all expert reports, (iv) copies of all tax returns for the time periods for which the holder of the Personal Injury Disputed Claim is seeking compensation for lost wages, (v) copies of all x-rays, (vi) copies of all MRIs, (vii) copies of all wage statements, W-2 forms, W-4 forms, and 1099 forms for the time periods for which the holder of the Personal Injury Disputed Claim is seeking compensation for lost wages,
(viii) copies of all pictures of any accident scene, and (ix), in the case of wrongful death claims, copies of all autopsy reports. If the form is not returned in accordance herewith within the required sixty-day period, the Personal Injury Disputed Claim shall be deemed disallowed.

                 Section 6.2. Settlement Offers. (a) Within ninety (90) days from the date on which Reorganized Discovery Zone and the Insurer, if any, receive the forms returned in accordance with Section 6.1, Reorganized Discovery Zone or, if there is an Insurer, Reorganized Discovery Zone and/or the Insurer shall do one of the following:

          (i)      offer to settle the Personal Injury Disputed Claim;

                 (ii)     deny the Personal Injury Disputed Claim; or

                 (iii) request additional information from the holder of the Personal Injury Disputed Claim, including, without limitation, submission to an independent medical examination.

                 (b) If an offer of settlement is made, the holder must notify Reorganized Discovery Zone of its decision to accept or reject the offer of settlement in a writing received by Reorganized Discovery Zone within thirty
(30) days after the offer of settlement is made. If the holder accepts the offer of settlement, the Personal Injury Disputed Claim shall be deemed to be Allowed on the date on which Reorganized Discovery Zone and/or the Insurer, as the case may be, receives notice of such acceptance. If the offer of settlement is not accepted or rejected within such thirty-day period, the offer of settlement shall be deemed accepted.

                 (c) If additional information is requested, the holder must provide such additional information to Reorganized Discovery Zone within sixty (60) days of the request. If Reorganized Discovery Zone does not receive such additional information within such sixty-day period, the Personal Injury Disputed Claim shall be deemed disallowed. If the requested additional information is provided within such sixty-day time period, Reorganized Discovery Zone or, if there is an Insurer, Reorganized Discovery Zone and/or the Insurer must make an offer of settlement or deny the Personal Injury Disputed Claim within ninety (90) days after it receives such additional information. If Reorganized Discovery Zone and/or the Insurer does not make an offer of settlement or deny the Personal Injury Disputed Claim within such ninety-day period, the Personal Injury Disputed Claim will be submitted to mediation pursuant to Section 6.3.

                 (d) If a holder of a Personal Injury Disputed Claim rejects an offer of settlement within thirty (30) days after the offer of settlement is made or the Personal Injury Disputed Claim is denied, the Personal Injury Disputed Claim shall be submitted to mediation pursuant to
Section 6.3 of this Plan.

                 Section 6.3. Mediation. (a) Each Personal Injury Disputed Claim which is referred to mediation shall be submitted to mediation by a mediator approved by Reorganized Discovery Zone and/or the Insurer, on the one hand, and the holder of the Personal Injury Disputed Claim, on the other, or, if these Persons cannot agree, by a mediator assigned by the Bankruptcy Court. Such mediator shall work with all Persons involved, including, without limitation, any Insurer, to negotiate a mutually satisfactory resolution with respect to the Personal Injury Disputed Claim. Within thirty (30) days of the date on which a mediator is appointed, the mediator shall schedule a mediation conference in a place agreed to by each of the Persons involved, or if such Persons cannot agree, at a place selected by the mediator at which all Persons involved shall either (i) appear personally or (ii) be represented by a Person authorized to enter into a binding settlement agreement on behalf of such involved Person.

The mediator shall give each such involved Person at least twenty (20) days' prior written notice of the date, the time and the place of the conference. If any Person which has received notice of such mediation (or his, her or its designated representative) fails to appear at such mediation conference, any other Person may petition the Bankruptcy Court for an award of costs, including, without limitation, reasonable attorneys' fees against the non-attending Person. In addition, if the holder or the holder's designated representative, if any, fails to attend, the Personal Injury Disputed Claim shall be deemed disallowed.

                 (b) At the conclusion of the mediation conference, each Person (or its designated representative) shall sign before the mediator a statement to the effect that (i) the Personal Injury Disputed Claim has been resolved by mutual agreement (subject to approval of the Bankruptcy Court) and the basis of such resolution, (ii) the Personal Injury Disputed Claim shall be submitted to binding arbitration or (iii) the Personal Injury Disputed Claim shall proceed before the district court for the district in which the Personal Injury Disputed Claim arose.

                 Section 6.4. Arbitration and Trial. (a) If a Personal Injury Disputed Claim is submitted to binding arbitration, the Personal Injury Disputed Claim shall be resolved by binding arbitration conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association. This binding arbitration shall be conducted in either a place agreed to by each of the Persons involved, including, without limitation, any Insurer or, if such Persons cannot agree, Reorganized Discovery Zone's corporate headquarters. No Person involved in such arbitration shall be permitted to appeal any award except as expressly permitted by Section 10 of the Federal Arbitration Act, as amended, and there shall be no right to a de novo trial subsequent to the arbitration.

                 (b)      Upon compliance with the procedures set forth in this
Article VI, the holder of a Personal Injury Disputed Claim subject to this
Article VI shall have the right to pursue such Personal Injury Disputed Claim in a federal district court in accordance with 28 U.S.C. Section 157(b)(5) and the Federal Rules of Civil Procedure. Any case filed prior to the Petition Date shall be transferred from the forum in which it is pending to the federal district court for the district in which the Disputed Claim arose. The Personal Injury Disputed Claim shall be prosecuted in that federal district court.


                                  ARTICLE VII

             TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES;
                          INDEMNIFICATION OBLIGATIONS

                 Section 7.1. Assumption and Rejection of Executory Contracts and Unexpired Leases. Each executory contract or unexpired lease shall be deemed assumed as of the Effective Date, except those executory contracts or unexpired leases listed in Schedule 2 to this Plan, which the Debtors will reject on the Confirmation Date; provided, however, that the Reorganized Debtors shall have the right, at any time prior to sixty (60) days after the Effective Date, to amend Schedule 2; any executory contract or unexpired lease added to or deleted from Schedule 2 will be assumed or rejected, as of the date of such amendment.

                 Section 7.2. Cure of Defaults. All cure and other payments required by section 365(b)(1) of the Bankruptcy Code under any executory contract or unexpired lease which is assumed or assumed and assigned under this Plan shall be made by the Reorganized Debtors. In the event of a dispute regarding the amount of any cure or other payment, the ability of any Reorganized Debtor or an assignee to provide adequate assurance of future performance, or any other matter pertaining to assumption or assignment, the Reorganized Debtors shall make such cure or other payments required by section 365(b)(1) of the Bankruptcy Code following the entry of a Final Order resolving such dispute. The Reorganized Debtors shall cure all other defaults existing under any executory contract or unexpired lease which is assumed under this Plan.

                 Section 7.3. Claims for Damages. Each Person who is a party to an executory contract or unexpired lease rejected pursuant to Section 7.1 shall be entitled to file, not later than thirty (30) days after such rejection, a proof of claim for damages alleged to arise from the rejection of such executory contract or unexpired lease to which such Person is a party. Objections to any such proof of claim shall be filed not later than sixty (60) days after such proof of claim is filed, and the Bankruptcy Court shall determine any such objections. Payment of such Claim shall be made on the later of (i) ten Business Days after the expiration of the sixty-day period for filing an objection in respect of any proof of Claim filed pursuant to this
Section 7.3 and (ii) ten Business Days after the Claim has been Allowed by a Final Order, provided that no such payments shall be made before the Effective Date.

                 Section 7.4. Classification of Claim. Allowed Claims arising out of the rejection of executory contracts or unexpired leases shall be Class 7 Claims.

                 Section 7.5. Indemnification Obligations. (a) Except as limited below, the obligations of the Debtors to indemnify each Indemnified Person pursuant to the Debtors' respective articles of incorporation, by-laws, applicable state law or specific agreement shall survive confirmation of this Plan and shall not be discharged pursuant to section 1141 of the Bankruptcy Code, provided that, with respect to indemnification obligations incurred before the Petition Date, the Claim of any Indemnified Person for any loss, cost or expense with respect to occurrences before the Petition Date shall be limited to the cost of defense and, to the extent that any amounts are paid as a cost of defense of a claim with respect to occurrences before the Petition Date which is adversely determined as to any Indemnified Person, such amounts shall be returned by such Indemnified Person to the Reorganized Debtors immediately after such adverse determination. Any Claim of any Person other than an Indemnified Person based upon an indemnity obligation of the Debtors shall be disallowed and any obligation of the Debtors to indemnify any such Person shall terminate as of the day immediately preceding the Petition Date and cease to be of any further force or effect.

                 (b) The term "Indemnified Person" means (i) each Person serving as an officer or director of any of the Debtors on the Petition Date or on the Effective Date, and each employee indemnified by a Debtor as of the Confirmation Date pursuant to the applicable Debtor's articles of incorporation, by-laws, applicable state law or specific agreement, and (ii) professionals retained in these Cases and having an indemnity from the Debtors.


                                  ARTICLE VIII

                         CERTIFICATE OF INCORPORATION;
                              CORPORATE GOVERNANCE

                 Section 8.1. Certificate of Incorporation. The Reorganized Discovery Zone will amend and restate its existing Certificate of Incorporation and By-Laws, in substantially the forms attached hereto as Exhibits A and B, respectively. The amended and restated Certificate of Incorporation and By-Laws will include (i) authorization to issue the New Common Stock and the New Warrants in amounts sufficient to make the distributions contemplated by this Plan, (ii) provision for restrictions on the issuance of nonvoting equity securities to the extent required by section 1123(a)(6) of the Bankruptcy Code, and (iii) such other provisions as may be consistent with the terms of this Plan.

                 Section 8.2. New Board of Directors. The Reorganized Discovery Zone's Board of Directors shall consist of five members. The Class 6 Creditors have nominated four of the New Directors and the Creditors' Committee has nominated one of the New Directors. The names, affiliations and backgrounds of the New Directors are set forth in Exhibit 2 to the Disclosure Statement. The term in office of the New Directors will commence on the Effective Date. Such directors may remain in office unless and until their successors are duly elected or qualified or they are removed by the stockholders of Reorganized Discovery Zone, in either case in accordance with the Certificate of Incorporation and By-Laws of Reorganized Discovery Zone; provided, however, that the New Director nominated by the Creditors' Committee shall serve for a term of a least three (3) years, beginning on the Effective Date.

                                   ARTICLE IX

                 CONDITIONS TO CONFIRMATION AND EFFECTIVE DATE

                 Section 9.1. Confirmation. The Court shall not enter the Confirmation Order unless: (i) there shall be an aggregate of at least $38,105,137 on deposit in the Confirmation Fund and/or available under a working capital facility acceptable to the Plan Proponents; (ii) the aggregate amount of Allowed Claims in Classes 7 and 8 and Disputed Claims in Classes 7 and 8 which the Plan Proponents or the Bankruptcy Court estimate will become Allowed Claims shall not exceed $60,000,000; and (iii) the aggregate amount of Allowed Class 8 Claims and Disputed Claims in Class 8 which the Plan Proponents or the Bankruptcy Court estimate will become Allowed Claims shall not exceed $15,000,000.

                 Section 9.2. Effective Date. The occurrence of the Effective Date is subject to the following conditions precedent:

                 (a) The Plan Proponents shall have arranged and closed under a working capital facility for Reorganized Discovery Zone in an amount and on terms acceptable to the Plan Proponents.

                 (b) The Confirmation Order, in form and substance satisfactory to the Plan Proponents, shall be a Final Order.

                 (c) All documents contemplated to be executed or implemented in connection with the Plan, including, without limitation, Exhibits 1 through 3 annexed to the Disclosure Statement and Exhibits A through I to this Plan, shall be executed or implemented in a form satisfactory to the Plan Proponents.

                 9.3 Waiver of Conditions. The Plan Proponents expressly reserve the right to waive any of the conditions set forth in this Article IX.


                                   ARTICLE X

                           RETENTION OF JURISDICTION

                 Section 10.1. Retention of Jurisdiction. Notwithstanding the entry of the Confirmation Order or the Effective Date having occurred, the Bankruptcy Court shall retain exclusive jurisdiction over all matters arising out of or relating to the Cases, including, but not limited to, the following matters:

                 (a) to determine the allowance or classification of Claims or Interests and to determine any objections thereto;

                 (b) to construe and take any action to enforce this Plan and to issue such orders as may be necessary for the implementation, execution and consummation of this Plan;

                 (c) to determine any and all applications for allowance of compensation or reimbursement of expenses;

                 (d) to determine any other requests for payment of Priority Claims;

                 (e) to determine any other request for payment of Administrative Expense Claims;

                 (f) to resolve any dispute regarding the implementation of this Plan;

                 (g) to determine any and all applications pending on the Confirmation Date for the rejection, assumption or assignment of executory contracts or unexpired leases and the allowance of any Claim resulting therefrom;

                 (h) to determine all applications, motions, adversary proceedings, contested matters and other litigated matters that may be pending in the Court on or initiated after the Effective Date in connection with the Cases;

                 (i) to determine such other matters and for such other purposes as may be provided in the Confirmation Order;

                 (j) to modify the Plan pursuant to section 1127 of the Bankruptcy Code, or to remedy any apparent non-material defect or omission in this Plan, or to reconcile any non-material inconsistency in the Plan so as to carry out its intent and purposes;

                 (k)      to enter an order or final decree closing the Cases;

                 (l) to determine matters under section 505 of the Bankruptcy Code relating to any tax, fine, penalty or addition to tax for which any Debtor or the Estates may be liable, directly or indirectly, or any refund to which any Debtor may be entitled;

                 (m) to consider and act on the compromise and settlement or payment of any Claim against any Debtor or Estate;

                 (n) to determine all questions and disputes regarding title to the assets of any Debtor or Estate;

                 (o) to construe, enforce and resolve all questions and disputes relating to employment agreements existing or approved by the Bankruptcy Court at or prior to the Confirmation Date;

                 (p) to approve the surrender and abandonment of property of any Debtor or Estate pursuant to the Bankruptcy Code;

                 (q) to issue injunctions, enter and implement other orders or to take such other actions as may be necessary or appropriate to restrain interference by any entity with consummation, implementation or enforcement of the Plan or the Confirmation Order;

                 (r) to remedy any breach or default occurring under this Plan; and

                 (s) to resolve and finally determine all disputes that may relate to, impact on, or arise in connection with, this Plan.


                                   ARTICLE XI

                            EFFECTS OF CONFIRMATION

                 Section 11.1. Discharge. The Confirmation Order shall discharge each Debtor from any debt and liability that arose before Confirmation, as provided in sections 524 and 1141 of the Bankruptcy Code, and any debt and liability of a kind specified in section 502(g), 502(h) or 502(i) of the Bankruptcy Code, whether or not:

                 (i) a proof of claim based on such debt or liability is filed or deemed filed under section 501 of the Bankruptcy Code;

                 (ii)     a Claim based on such debt or liability is Allowed; or

                 (iii) the holder of a Claim based on such debt or liability has accepted this Plan.

                 Section 11.2. Limitation of Liability. Notwithstanding any other provision of this Article XI, none of the directors, officers, agents, representatives, financial advisors, attorneys or employees of (i) any Debtor,
(ii) any Reorganized Debtor, (iii) the Creditors' Committee, (iv) any member of the Creditors' Committee, (v) Birch or (vi) any member of Birch and neither the Debtors, the Reorganized Debtors, the Creditors' Committee, any member of the Creditors' Committee, Birch nor any member of Birch shall have any liability for actions taken or omitted to be taken in good faith under or in connection with this Plan or in connection with the Cases or the operation of the Debtors during the pendency of the Cases.

                 Section 11.3. Injunction. Except as otherwise expressly provided in this Plan, the Confirmation Order will provide, among other things, that all Persons who have held, hold or may hold Claims or who have held, hold or may hold any Interest are permanently enjoined from and after the Effective Date from (i) commencing or continuing in any manner any action or other proceedings of any kind with respect to any such Claim or Interest against any Debtor, any Reorganized Debtor, any Indemnified Person, any member of the Creditors' Committee, Birch or any member of Birch or any of their respective agents, employees, representatives, financial advisors or attorneys, (ii) enforcing, attaching, collecting or recovering by any manner or means any judgment, award, decree or order against any Debtor, any Reorganized Debtor, any Indemnified Person, any member of the Creditors' Committee, Birch or any member of Birch or any of their respective agents, employees, representatives, financial advisors or attorneys, the property of any Debtor or any Reorganized Debtor with respect to any such Claim, (iii) creating, perfecting or enforcing any encumbrance of any kind against any Debtor, any Reorganized Debtor, any Indemnified Person, any member of the Creditors' Committee, Birch or any member of Birch or any of their respective agents, employees, representatives, financial advisors or attorneys, or against the property of any Debtor, any Reorganized Debtor, any Indemnified Person, any member of the Creditors' Committee, Birch or any member of Birch with respect to any such Claim, except that holders of security interests in or liens, charges or other encumbrances on property may perfect such security interests, liens, charges or other encumbrances, (iv) asserting any setoff, right of subrogation, or recoupment of any kind against any obligation due any Debtor, any Reorganized Debtor, any Indemnified Person, any member of the Creditors' Committee or Birch or any member of Birch or against the property of any Debtor, any Reorganized Debtor, any Indemnified Person, any member of the Creditors' Committee, Birch or any member of Birch or any of their respective agents, employees, representatives, financial advisors or attorneys, with respect to any such Claim, (v) commencing or continuing in any manner any action or other proceeding of any kind with respect to any Claim as to which such Person shall be deemed to have covenanted not to sue as provided in this Section 11.3 and (vi) commencing any action, collecting or recovering by any manner or means any judgment, award, decree or order against the immediate or any mediate transferee of any property distributed pursuant to this Plan or the securities issued hereunder based upon a claim that the transferor's receipt of such property constituted a fraudulent conveyance, preference, violation of a bulk sales law or based upon any other claim that receipt and or distribution of property by transfer pursuant to this Plan is wrongful.

                 Section 11.4. Modification and Revocation of this Plan. (a) Subject to the restrictions and modifications set forth in section 1127 of the Bankruptcy Code, the Plan Proponents reserve the right to alter, amend or modify this Plan before its substantial consummation.

                 (b) The Plan Proponents reserve the right to revoke or withdraw this Plan prior to the Confirmation Date and any Plan Proponent may separately exercise this right. If a Plan Proponent revokes or withdraws this Plan, or if Confirmation does not occur, this Plan shall be null and void in all respects, and nothing continued in this Plan shall (i) constitute a waiver or release of any Claims by or against, or any Interests in, the Debtors or (ii) prejudice in any manner the rights of the Debtors.


                                  ARTICLE XII

                            MISCELLANEOUS PROVISIONS

                 Section 12.1. Headings. The headings of the articles, sections and subsections of this Plan are inserted for convenience only and shall not affect the interpretation hereof.

                 Section 12.2. Construction. The rules of construction used in section 102 of the Bankruptcy Code shall apply to the construction of this Plan.

                 Section 12.3. Amendments. This Plan may not be altered, amended, modified or withdrawn without the prior written consent of each of the Plan Proponents.

                 Section 12.4. Notices. All notices and other communications provided for hereunder shall be in writing (including telecopier, telegraphic, telex or cable communication) and mailed, telecopied, telegraphed, telexed, cabled or delivered to the applicable party at its address.

                 Section 12.5. Committees. The Creditors' Committee shall continue to have all the rights, powers and duties conferred upon it pursuant to section 1103 of the Bankruptcy Code until the Effective Date. On the Effective Date, the Creditors' Committee shall be disbanded and terminate. Professionals employed by the Creditors' Committee shall be compensated for services rendered and reimbursed for expenses incurred in accordance with
Section 5.15.

                 Section 12.6. Severability of Plan Provisions. If, on or before the Confirmation Date, any term or provision of this Plan is held by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court, with the consent of the Plan Proponents, shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of this Plan will remain in full force and effect and will in no way be affected, impaired or invalidated by such holding, alteration or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of this Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

                                        Respectfully submitted,

                                        DISCOVERY ZONE, INC.
                                        BEAVERTON FUN FITNESS, INC.
                                        DJM MANAGEMENT, INC.
                                        DZ OF CONNECTICUT, INC.
                                        DZ OF GEORGIA, INC.
                                        DZ OF MASSACHUSETTS, INC.
                                        DZ OF MISSOURI, INC.
                                        DZ OF NEW YORK, INC.
                                        DZ OF PENNSYLVANIA, INC.
                                        DZ OF WISCONSIN, INC.
                                        PORTLAND FUN FITNESS, INC.
                                        VANCOUVER FUN FITNESS, INC.
                                        DISCOVERY ZONE (PUERTO RICO),
                                                      INC.
                                        LEAPS & BOUNDS, INC.
                                        SEMBORG CORP.
                                        DZGP, INC.
                                        DISCOVERY ZONE CHILDREN'S
                                                      AMUSEMENT
CORPORATION

                                        Debtors and
                                        Debtors in possession

                                        By:
                                            ----------------------------
                                            David A. Barclay
                                            Vice President and General Counsel


                                        DZ PARTY, INC.

                                        Debtor and
                                        Debtor in possession

                                        By:
                                            ----------------------------
                                            David A. Barclay
                                            President

                              DISCOVERY ZONE L.P.

                              Debtor and
                              Debtor in possession

                              By:   DZGP, Inc., its general partner

                              By:
                                  ----------------------------------
                                  David A. Barclay
                                  Vice President and General Counsel



                              TUMBLE FOR FUN LIMITED
                                 PARTNERSHIP

                              Debtor and
                              Debtor in possession

                              By:   Discovery Zone Children's
                              Amusement Corporation, its
                              general partner

                              By:
                                  ----------------------------------
                                  David A. Barclay
                                  Vice President and General Counsel

                                   Schedule 1

                                List of Debtors



Discovery Zone, Inc.

Subsidiary Debtors

Beaverton Fun Fitness, Inc.
DJM Management, Inc.
DZ of Connecticut, Inc.
DZ of Georgia, Inc.
DZ of Massachusetts, Inc.
DZ of Missouri, Inc.
DZ of New York, Inc.
DZ of Pennsylvania, Inc.
DZ of Wisconsin, Inc.
Portland Fun Fitness, Inc.
Vancouver Fun Fitness, Inc.
Discovery Zone (Puerto Rico), Inc.
Leaps & Bounds, Inc.
Semborg Corp.
DZ Party, Inc.
DZGP, Inc.
Discovery Zone Children's Amusement Corporation

Partnership Debtors

Discovery Zone L.P.
Tumble for Fun Limited Partnership

                                   Schedule 2
                                   ----------

            Executory Contracts and Unexpired Leases to be Rejected


                                (TO BE SUPPLIED)

                                   Exhibit A
                                   ---------

            Articles of Incorporation of Reorganized Discovery Zone


                                (TO BE SUPPLIED)

                                   Exhibit B
                                   ---------

                     By-Laws of Reorganized Discovery Zone


                                (TO BE SUPPLIED)

                                   Exhibit C
                                   ---------

                            Employee Retention Plan


                                (TO BE SUPPLIED)

                                   Exhibit D
                                   ---------

                                Merger Agreement


                                (TO BE SUPPLIED)

                                   Exhibit E
                                   ---------

                    Form of Ten Year Reorganized DZ Warrant


                                (TO BE SUPPLIED)

                                   Exhibit F
                                   ---------

                 Form of Reorganized DZ Management Team Warrant


                                (TO BE SUPPLIED)

                                   Exhibit G
                                   ---------

                 Form of Plan Proponent Reorganized DZ Warrant


                                (TO BE SUPPLIED)

                                   Exhibit H
                                   ---------

          Form of Reorganized Discovery Zone Supplier Credit Agreement


                                (TO BE SUPPLIED)

                                   Exhibit I
                                   ---------

                       Form of Rent Deferral Secured Note


                                (TO BE SUPPLIED)